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                                                           September 15, 2003


GPC Capital Corp. I
Graham Packaging Company, L.P.
Graham Packaging Holdings Company

2401 Pleasant Valley Road
York, Pennsylvania  17402

Ladies and Gentlemen:

         We have acted as counsel to Graham Packaging Company, L.P., a Delaware limited partnership (the "Operating Company"), and GPC Capital Corp. I, a Delaware corporation ("CapCo I" and, together with the Operating Company, the "Issuers") and Graham Packaging Holdings Company, a Pennsylvania limited partnership (the "Guarantor"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers and the Guarantor with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $100,000,000 aggregate principal amount of 8 3/4% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes") and the issuance by the Guarantor of a guarantee (the "Guarantee"), with respect to the Exchange Notes. The Exchange Notes will be issued under an indenture (the "Indenture"), dated as of February 2, 1998, among the Issuers, the Guarantor and The Bank of New York, as Trustee. The Exchange Notes will be offered by the Issuers in exchange for $100,000,000 aggregate principal amount of their outstanding 8 3/4% Senior Subordinated Notes due 2008.

         We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the





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                                                           September 15, 2003


originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Issuers and the Guarantor.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

         1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

         2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantee has been duly issued, the Guarantee will constitute a valid and legally binding obligation of the Guarantor enforceable against the Guarantor, in accordance with its terms.

         Our opinions set forth above are subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

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                                                           September 15, 2003



         Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Morgan Lewis & Bockius dated the date hereof.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States, the Delaware Revised Uniform Limited Partnership Act and the Delaware General Corporation Law and, to the extent set forth herein, the laws of the Commonwealth of Pennsylvania.

         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                            Very truly yours,

                                            /s/ Simpson Thacher & Bartlett LLP
                                            ----------------------------------
                                            SIMPSON THACHER & BARTLETT LLP